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                                                     EXHIBIT 99.1

FOR IMMEDIATE RELEASE                             CONTACT:
January 31, 1996                                  Caren Arnstein
                                                  617-252-7570

          GENZYME OFFERS TO PURCHASE SURGICAL AIDS PARTNERSHIP ASSETS

CAMBRIDGE, Mass. -- Genzyme Corp. announced today that it has made an offer to a special committee of the independent directors of the general partner of Genzyme Development Partners, L.P., also known as the Surgical Aids Partnership, to acquire substantially all the assets of the partnership for approximately $93 million in shares of Genzyme General Division common stock (Nasdaq: GENZ).

     The offer is made in lieu of Genzyme's existing option to purchase the outstanding partnership interests for a lump-sum cash payment and certain future royalty payments.

     Following the acquisition, the shares of Genzyme General Division stock would be distributed to the limited partners of the Surgical Aids Partnership.

     The shares would be valued at the average closing price for the 20 trading days immediately preceding the fifth trading day prior to closing of the acquisition, provided that the average closing price is at least $60.99 and not more than $82.51. If the average closing price of the stock during that period is more than $82.51, 1,127,136 shares would satisfy the purchase price. If the average closing price is less than $60.99, 1,524,840 shares would satisfy the purchase price.

     The offer is subject to several conditions. The special committee must approve the offer. The offer must be affirmed by a vote of two-thirds in interest of the limited partners. The general partner must enter into a definitive acquisition agreement. And Genzyme must receive satisfactory assurances from its independent accountants that the acquisition may be accounted for as a purchase of in-process research and development.

     If approved, the acquisition is expected to close by May 31.

     Genzyme established the Surgical Aids Partnership in 1989, raising $36.8 million to fund the development of surgical products intended to reduce the incidence, extent, and severity of postoperative adhesions. Four surgical products based on hyaluronic acid are in development: Seprafilm [TRADEMARK] bioresorbable membrane, Sepracoat [TRADEMARK] coating solution, Sepragel [TRADEMARK] bioresorbable gel, and HAL-S synovial fluid replacement.

     One of the world's top five biotechnology companies, Genzyme focuses on developing innovative products and services for major unmet medical needs. The company's General Division markets Ceredase [REGISTERED TRADEMARK] and Cerezyme [REGISTERED TRADEMARK] replacement enzymes for the treatment of Gaucher disease. It also develops and markets diagnostic products, genetic diagnostic services, and bulk pharmaceuticals.

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